PROSKAUER ROSE LLP

Eleven Times Square
New York, New York 10036

May 20, 2024

Dreyfus Government Cash Management Funds
144 Glenn Curtiss Boulevard
Uniondale, New York 11556-0144

Ladies and Gentlemen:

In connection with the filing of Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A (File Nos. 002-89359; 811-03964) of Dreyfus Government Cash Management Funds (the "Registrant"), on behalf of its series, Dreyfus Government Cash Management (the "Fund"), which you are about to file with the Securities and Exchange Commission, we hereby consent to the reference to our firm as "counsel" in the Statement of Additional Information of the Registrant incorporated by reference into the Prospectus of the Fund.

Very truly yours,

Proskauer Rose LLP

By: /s/ David Stephens

David Stephens